UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
 Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

TCP CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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TCP CAPITAL CORP.
SPECIAL VALUE CONTINUATION PARTNERS, LP
2951 28th Street, Suite 1000
Santa Monica, California 90405
(310) 566-1003

SUPPLEMENT TO JOINT PROXY STATEMENT
2018 Annual Meeting of Stockholders and Special Meeting of Limited Partners

 The purpose of this supplement, dated June 12, 2018 (this “Supplement”), to the definitive proxy statement (the “Proxy Statement”) of TCP Capital Corp. and Special Value Continuation Partners, LP (the “Funds”), filed with the Securities and Exchange Commission on May 9, 2018, relating to the Company’s 2018 Annual Meeting of Stockholders and SVCP’s Special Meeting of Limited Partners to be held on June 19, 2018, at 9:00 a.m. Pacific Time, at DoubleTree Suites, 1707 Fourth Street, Santa Monica, California 90401-3310, is solely to correct some errors in one of the Questions and Answers with respect to the voting requirements to approve the Proposals. The appropriate required approvals were included elsewhere in the Proxy Statement.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement.

As a reminder, for the reasons set forth in the Proxy Statement, the Board of Directors recommends that you vote “FOR” all Proposals.

Please vote your shares today so TCPC can avoid additional solicitation expenses and potential delays.  If you do not have a copy of your proxy card, you may vote your shares by calling our proxy solicitor, DF King, at (866) 406-2287.  One of their representatives can take your vote over the phone.

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What is required to approve each of the proposals?

Proposal I. Election of Directors.    The election of a Director requires the affirmative vote of a plurality of the Company’s shares entitled to vote represented in person or by proxy at the Joint Meeting so long as a quorum is present. If you vote to “Withhold Authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Because the Company requires a plurality of votes to reelect each such Director, withheld votes and broker non-votes, if any, will not have an effect on the outcome of Proposal I.

Proposal II(a). To approve the Company’s entry into the New Company Agreement to permit the Advisor to serve as investment advisor to the Company following the Transaction.    Approval of this proposal may be obtained by the affirmative vote of a majority of the outstanding common shares entitled to vote at the Joint Meeting. The 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at a meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of a company, whichever is the less (a “1940 Act Majority”). Abstentions and broker non-votes on Proposal II(a) will have the effect of a vote against this proposal.

Proposal II(b). To approve SVCP’s entry into the New SVCP Agreement to permit the Advisor to serve as investment advisor to SVCP following the Transaction.    Approval of this proposal may be obtained by the affirmative vote of a 1940 Act Majority of the outstanding limited partnership interests of SVCP, including the shares of the Company voting on a pass-through basis, entitled to vote at the Joint Meeting. Abstentions and broker non-votes on Proposal II(b) will have the effect of a vote against this proposal.

Proposal III. To authorize the Board of Directors of SVCP to simplify the Company’s structure by withdrawing SVCP’s election to be regulated as a BDC under the 1940 Act.    Approval of this proposal may be obtained by the affirmative vote of a 1940 Act Majority of the outstanding shares of SVCP, including the shares of the Company voting on a pass-through basis, entitled to vote at the Joint Meeting. Abstentions and broker non-votes on Proposal III will have the effect of a vote against this proposal.

Proposal IV. To authorize the Company to sell its common shares at a price or prices below the Company’s then current net asset value per share in one or more offerings.    Approval of this proposal may be obtained by the affirmative vote of (i) a 1940 Act Majority of the outstanding shares of the Company; and (ii) a 1940 Act Majority of the outstanding shares of the Company that are not held by affiliated persons of the Company. Abstentions and broker non-votes on Proposal IV will have the effect of a vote against this proposal.